                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE

AT THE COMPANY                                  AT FRB | WEBER SHANDWICK
--------------                                  ------------------------
Richard J. DePiano                              Alison Ziegler
Chairman and CEO                                212/445-8432
610/688-6830

FOR IMMEDIATE RELEASE

              ESCALON (R) MEDICAL CORP. REPORTS SOLID THIRD QUARTER RESULTS

WAYNE, PA - MAY 12, 2003 -- Escalon Medical Corp. (Nasdaq Small Cap: ESMC) today announced results for its fiscal third quarter ended March 31, 2003. For the third quarter of fiscal 2003, Escalon Medical reported net income of $455,134, or $0.133 per diluted share, a 47.8% gain over net income of $307,971, or $0.091 per diluted share, in the third quarter of fiscal 2002.

Revenues for the third quarter of fiscal 2003 increased 3.7% to $3,386,892 compared to $3,266,088 in the third quarter of fiscal 2002. For the third quarter, product revenue from Sonomed decreased 1.9% to $1,621,000 compared to $1,653,000 in the prior year period. Continued improvement in the domestic market was offset by declines in Latin America, Africa and Asia. Product revenue in the Vascular business increased 6.7% to $689,000 in the third quarter of fiscal 2003 compared to $646,000 in the year ago period. Revenue in the Company's Medical / Trek business increased by 1.5% to $406,000 in the quarter from $400,000 in the third quarter of fiscal 2002. Revenue in the Digital business unit was $59,000 for the quarter compared to $137,000 in the third quarter of 2002. Royalty revenue from Silicone Oil was $454,000 in the quarter compared to $430,000 in the year ago period. Additional consideration, which is based upon future sales of Silicone Oil by Bausch & Lomb, is expected to continue through fiscal 2005. The Company also received a $156,000 royalty payment related to the licensing of its intellectual laser properties. These payments commenced in the fourth quarter of fiscal year 2002. The Company's two royalty revenue streams will likely fluctuate depending on the demand of the underlying products.

The gross margin as a percent of product revenue was 57.6% in the current quarter compared to 54.2% in the year ago period. The improvement related primarily to changes in product mix at Sonomed. Marketing, general and administrative expenses declined to 36.0% of net revenues in the third quarter from 40.1% of sales in the year ago period due primarily to cost cutting initiatives at Sonomed. The Company also took a $195,000 non-cash charge in the quarter to write off the remaining net book value of the license and distribution rights related to Povidone Iodine 2.5%. Having previously determined that Povidone Iodine 2.5% did not fit strategically with its product portfolio, management had been seeking partners to generate value from its product license. During the quarter, management decided to discontinue the project after it had exhausted such partnering opportunities and determined that further expenditures were not warranted.

For the first nine months of fiscal 2003, Escalon Medical reported a 38.3% gain in net income to $1,061,963, or $0.309 per diluted share, from net income of $767,717, or $0.230 per diluted share, in the first nine months of fiscal 2002. Revenues for the first nine months of fiscal 2003 were $9,662,408 compared to $9,013,524 in the prior year period, a 7.2% gain.

      "The third fiscal quarter was another record in terms of net revenues and income from operations. This strong performance has enabled us to continue to pay down debt and reinvest in our business," commented Richard J. DePiano, Chairman and Chief Executive Officer.

Mr. DePiano continued, "At Sonomed, our domestic business was strong, with a sharp increase in sales of our pachymeter, a device that measures the thickness of the cornea. Increased demand resulted from optometrists beginning to use the device as a standard piece of equipment for glaucoma screening. Offsetting this strength was continued softness in Latin America and a decline in sales in Africa and Asia. We recently returned from the American Society of Cataract and Refractive Surgery 2003 Symposium held in San Francisco, where we introduced a new B-Scan, the E-Z Scan(TM). While we do not expect to ship any product until July, we have already begun to receive orders. Europe also continues to be an area of focus at Sonomed, and we are participating in several ophthalmology trade shows in the region in May. Europe should also benefit from additional management support that was recently added to the area."

"Our Vascular segment performed nicely in the quarter with continued growth in our PD Access(TM) and Smart Needle(TM) business. We also continue to focus on increasing trial and usage of our Doppler Guided IV Needle and are in the process of expanding our sales team in the Northeast region to address the opportunity we see in the oncology and anesthesia markets."

Mr. DePiano concluded, "Our focus continues to be to manage the business to generate cash flow that will enable us to pay down debt and reinvest in our business. We continue to make good progress operationally and financially to position Escalon to take advantages of the growth opportunities we see ahead in our niche markets."

Founded in 1987, Escalon develops, markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Company's distribution capabilities. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York and New Berlin, Wisconsin.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company's future prospects. They are based on the Company's current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to improve upon the operations of the Company's business units, generate cash and identify, finance and enter into business relationships and acquisitions, uncertainties and risks related to new product development, commercialization, manufacturing and market acceptance of new products, marketing acceptance of existing products in new markets, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by the Company or third parties, introduction of competitive products, third party reimbursement and physician training as well as general economic conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.

                          -- FINANCIAL TABLES FOLLOW --

ESCALON MEDICAL CORP. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  THREE MONTHS ENDED                 NINE MONTHS ENDED
                                               MARCH 31,       MARCH 31,
                                                 2003            2002               2003             2002
Product revenue                              $ 2,776,415      $ 2,836,512      $ 8,039,301      $ 7,721,016
Other revenue                                    610,477          429,576        1,623,107        1,292,508
                                             -----------      -----------      -----------      -----------
Revenues, net                                  3,386,892        3,266.088        9,662,408        9,013,524

Costs and expenses:
   Cost of goods sold                          1,178,377        1,298,521        3,536,340        3,519,450
   Research and development                      204,283          144,474          578,337          399,743
   Marketing, general and administrative       1,220,007        1,310,156        3,786,148        3,750,997
   Write-down of Povidone Iodine license
and distribution rights                          195,950               --          195,950               --
                                             -----------      -----------      -----------      -----------
         Total costs and expenses              2,798,617        2,753,151        8,096,775        7,670,190
                                             -----------      -----------      -----------      -----------

Income from operations                           588,275          512,937        1,565,633        1,343,334

Other income and (expenses):
   Equity in income (loss) of
unconsolidated                                        --           (3,518)              --            8,848
      joint venture
   Interest income                                   609              450            2,087            1,805
   Interest expense                             (133,750)        (201,898)        (505,757)        (586,270)
                                             -----------      -----------      -----------      -----------
         Total other income and
(expense)                                       (133,141)        (204,966)        (503,670)        (575,617)
                                             -----------      -----------      -----------      -----------

Net income                                   $   455,134      $   307,971      $ 1,061,963      $   767,717
                                             ===========      ===========      ===========      ===========

Basic net income  per share                  $     0.136      $     0.094      $     0.316      $     0.233
                                             ===========      ===========      ===========      ===========

Diluted net income per share                 $     0.133      $     0.091      $     0.309      $     0.230
                                             ===========      ===========      ===========      ===========

Weighted average shares - basic                3,355,851        3,292,184        3,355,851        3,292,184
Weighted average shares - diluted              3,420,474        3,385,263        3,441,180        3,339,627


SELECTED BALANCE SHEET DATA:

                                                                              March 31,        June 30,
                                                                                2003             2002
                                                                            -----------      -----------
                                                                            (unaudited)       (audited)
Cash, cash equivalents and investments                                       $  132,634      $  220,826
Total current assets                                                          4,642,682       4,287,590
Total assets                                                                 16,774,976      16,912,441
Current liabilities                                                           4,008,868       4,527,697
Long-term debt                                                                4,495,694       5,191,393
Total shareholders' equity                                                    8,270,415       7,193,351


                                       ###